Exhibit 99.1

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.

Debtor's Name:	Nuo Therapeutics, Inc.	Bank:	Capital One

Bankruptcy Number:	16-10192 (MFW)	Account Number:	all accounts

Date of Confirmation:	May 5, 2016 (Effective Date)	Account Type:	checking (operating) and money market

Reporting Period (month/year):	May 5 - June 30, 2016

Beginning Cash Balance:	$2,853,930

All receipts received by the debtor:

Cash Sales:	$19,320

Collection of Accounts Receivable:	$422,310

Proceeds from Litigation (settlement or otherwise):	$0

Sale of Debtor's Assets:	$0

Capital Infusion pursuant to the Plan:	$7,152,500

Total of cash received:	$7,594,130

Total of cash available:	$10,448,060

Less all disbursements or payments (including payments made under the confirmed plan) made by the Debtor:

Disbursements made under the plan, excluding the administrative claims of bankruptcy professionals:	$1,925,894

Disbursements made pursuant to the administrative claims of bankruptcy professionals:	$1,430,726

All other disbursements made in the ordinary course:	$1,282,505

Total Disbursements	$4,639,126

Ending Cash Balance	$5,808,934

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

08-22-2016	/s/ David E. Jorden
Date	David E. Jorden - CEO/CFO

Debtor:	Nuo Therapeutics, Inc.
Case Number:	16-10192

Month
ASSETS	June 2016
Cash (Unrestricted)	5,808,934
Cash (Restricted)	53,463
Accounts Receivable (Net)	1,048,089
Inventory	167,211
Other Receivables	759,399
Prepaid Expenses	531,530
Other (Attach List) - Deposits	458,374
Total Current Assets	8,827,000
Property, Plant & Equipment	2,201,845
Real Property & Improvements
Machinery & Equipment
Furniture, fixtures & Office Equipment
Vehicles
Leasehold Improvements
Less: Accumulated Depreciation/Depletion	(1,374,799)
Total Property, Plant & Equipment	854,046
Due from Affiliates & Insiders	0
Other (Attach List) – long term deposits	16,810
Total Assets	9,697,856
Liabilities Not Subject to Compromise (Post-petition Liabilities)
Accounts Payable	855,687
Taxes Payable	11,816
Accrued Liabilities	868,850
Professional Fees (remaining administrative expenses for Case)	619,111
Secured Debt	0
Due to Affiliates & Insiders (board of directors fees)	37,500
Other (Attach List)	0
Total Post-petition Liabilities	2,392,964
Liabilities Subject to Compromise (Pre-petition Liabilities)
Secured Debt - Per Plan	0
Priority Debt - Per Plan	5,243
Unsecured Debt - Per Plan	174,355
Other (Attach List) - Per Plan	599,766
Total Pre-petition Liabilities	779,364
Total Liabilities	3,172,328
Equity
Common Stock	7,315,000
Retained Earnings (Deficit)	(789,472)
Total Equity (Deficit)	6,525,528
Total Liabilities & Owners' Equity	9,697,856

** See Explanatory Note on page 3.

Notes to Nuo Therapeutics, Inc. Quarterly Operating Report

The attached balance sheet is not prepared in accordance with generally accepted accounting principles (GAAP). More specifically, following the consummation of the Modified First Amended Plan of Reorganization, the Reorganized Debtor’s financial condition and results of operations from and after May 5, 2016 are intended to reflect the application of fresh-start accounting. Fresh-start accounting requires us to adjust our assets and liabilities contained in our financial statements, immediately before emergence from bankruptcy protection to their estimated fair values using the acquisition method of accounting. We expect that those adjustments will be material and will affect the Company’s results of operations from and after May 5, 2016.

These financial statements do not reflect such intended application of fresh-start accounting which will largely impact long-lived assets, primarily intangibles. Under fresh start accounting, the beginning equity value for the entity as of the Effective Date (May 5, 2016) is the reorganization value determined via the bankruptcy case itself (not the case here) or a prospective market based valuation for the business. Retained earnings on the Effective Date is set at zero.

The attached 6/30/16 balance sheet reflects the issuance of cumulative 9,927,112 shares of New Common Stock of the Reorganized Debtor that was issued 1) to investors in the recapitalization of the Reorganized Debtor as of the Effective Date in the amount of 7,500,000 shares, 2) to common shareholders who owned Old Common Stock as of the March 28, 2016 Record Date and properly returned Release Documents pursuant to the Plan in the amount of 2,264,112 shares, and 3) 162,500 shares to counsel to the Ad Hoc Equity Committee (100,000 shares) and various members of the Ad Hoc Equity Committee who loaned funds to the Committee in December 2015 (62,500 shares). All of these issuances were made pursuant to the Plan and/or Court order.

The Reorganized Debtor is working diligently with its advisors and other professionals to bring itself current with periodic filings required under the 1934 SEC Exchange Act. More specifically, this includes, the Form 10K as of December 31, 2015 and Form 10Q’s for the periods ended March 31 and June 30, 2016. Therefore, the attached June 30, 1016 balance sheet may differ materially from the June 30, 2016 statement of financial condition in the Form 10Q for the period ending 6/30/2016 which will be filed subsequent to this submission.

The Reorganized Debtor’s Quarterly Operating Report for the quarter ended September 30, 2016 is reasonably expected to include the implementation of fresh-start accounting described above.